For Release-12/9/03 @ 4:00pm
   Contact: Shannan B. Guthrie
   Public Relations Manager
   717/ 354-3612
   sbguthrie@bbnb.com

   BLUE BALL, PA, December 9, 2003_ The Board of Directors of PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, The National Advisory Group, Inc. and Pension Consulting Services Inc., declared a cash dividend on December 9, 2003 of $ .20 per share. The dividend applies to all shareholders of record as of December 23, 2003 and is payable on January 6, 2004.

   PennRock Financial Service Corp., headquartered in Blue Ball, PA is a bank holding company with $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, The National Advisory Group, Inc., and Pension Consulting Services, Inc. Blue Ball National Bank, a wholly owned subsidiary of PennRock, provides a broad range of banking, trust and other financial services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. The National Advisory Group and Pension Consulting Service offer asset management and corporate retirement plan administration services to clients in southeastern Pennsylvania, New Jersey and Delaware, and serve as an investment advisor for a family of mutual funds. For more information about PennRock visit www.pennrock.com.

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